               [Letterhead of Lever, Lippe, Hellie & Company LLP]




INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Registration Statement of Myo Diagnostics, Inc. on Form SB-2 of our report dated June 6, 1996, appearing in the Prospectus, which is part of this Registration Statement, and to the references to us under the heading "Experts" in such Prospectus.


/s/ Lever, Lippe, Hellie & Company LLP

LEVER, LIPPE, HELLIE & COMPANY LLP


Los Angeles, California
March 31, 1997